EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated June 17, 2026 in the Form 10-K, under the Securities Exchange Act of 1934 with respect to the balance sheets of VitaSpring Biomedical Co. Ltd. (the “Company”) as of January 31, 2026 and 2025, and the related statement of operations, statement of changes in stockholders’ deficit, and statement of cash flows for each of the years in the two-year period ended January 31, 2026 and 2025, and the related notes included herein.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

June 17, 2026